Exhibit 99.1

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com

Contacts:	Angela Craig Investor Relations (651) 481-7789	Kathleen Janasz Media Relations (651) 415-7042

St. Jude Medical Reports Second Quarter Results

St. Paul, Minn. – July 18, 2007 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the second quarter ended June 30, 2007.

Second Quarter Results

The Company reported net sales of $947 million in the second quarter of 2007, an increase of 14% compared to the $833 million in the second quarter of 2006. Favorable foreign currency translation comparisons increased second quarter sales by approximately $21 million.

Reported net earnings for the second quarter of 2007 were $135 million, or $0.39 per diluted share, which includes a special charge related to the settlement of a patent litigation matter this quarter that reduced earnings by $0.06 per diluted share. This compares to reported net earnings for the second quarter of 2006 of $141 million, or $0.38 per diluted share.

Commenting on the second quarter results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Every major segment of St. Jude Medical’s business contributed growth, market share gains, or both for the third consecutive quarter. Over 75% of our revenue grew at double-digit rates for the second quarter in a row. Due to these results and our strong outlook for the second half of 2007, we are raising our earnings per share guidance for the full-year.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $595 million for the second quarter of 2007, a 15% increase compared to the second quarter of 2006.

Of that total, ICD product sales were $327 million in the second quarter, an 18% increase compared to the second quarter of 2006.

Second quarter pacemaker sales were $268 million, an increase of 11% from the comparable quarter of 2006.

Atrial Fibrillation (AF)

AF product sales for the second quarter totaled $100 million, a 25% increase over the second quarter of 2006.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $52 million in the second quarter of 2007, up 18% from the comparable quarter of 2006.

Cardiovascular

Total cardiovascular sales, which include primarily vascular closure and heart valve products, were $200 million for the second quarter of 2007, a 5% increase over the second quarter of 2006.

Sales of vascular closure products in the second quarter of 2007 were $89 million, a 2% increase over the second quarter of 2006.

Total heart valve product sales for the second quarter of 2007 were $76 million, a 7% increase over the second quarter of 2006.

Third Quarter and Full Year 2007 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will update its range for revenue expectations for the third quarter and the full-year for its product categories.

The Company expects its consolidated earnings for the third quarter of 2007 to be in the range of $0.44 to $0.45 per diluted share and is raising its guidance for consolidated earnings per share for the full-year 2007 to the range of $1.74 to $1.78. This guidance does not include the impact on earnings per share of the special charge recorded in the second quarter of 2007. A further reconciliation of the Company’s annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s second quarter earnings call can be heard live today beginning at 7:15 a.m. CT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=eventDetails&c=73836&eventID=1570513.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 12,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007 (see pages 13-20) and Quarterly Report on Form 10-Q filed on May 9, 2007 (see pages 23-24). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2007		July 1, 2006	June 30, 2007		July 1, 2006
Net sales	$947,336		$832,922	$1,834,314		$1,617,338
Cost of sales	253,023		226,964	492,000		435,411
Gross profit	694,313		605,958	1,342,314		1,181,927

Selling, general & administrative	348,694		301,022	677,034		585,230
Research & development	119,458		108,840	235,416		214,098
Special charge	35,000		0	35,000		0

Operating profit	191,161		196,096	394,864		382,599
Other income (expense)	(10,450)		(5,219)	(15,618)		(5,923)
Earnings before taxes	180,711		190,877	379,246		376,676
Income tax expense	45,911		49,845	98,721		98,575
Net earnings	$134,800		$141,032	$280,525		$278,101

Adjusted net earnings (Non-GAAP)	$156,675	(1)		$302,400	(1)

Diluted net earnings per share	$0.39		$0.38	$0.79		$0.73
Adjusted diluted net earnings per share (Non-GAAP)	$0.45	(1)		$0.85	(1)

Weighted average shares outstanding-diluted	349,567		375,141	354,422		380,069

(1)

Second quarter and first six months 2007 adjusted net earnings and adjusted diluted net earnings per share exclude an after tax charge of $21,875, or $0.06 per share, related to the settlement of a patent litigation matter.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2007	December 30, 2006
Cash & cash equivalents	$108,261	$79,888
Accounts receivable, net	947,529	882,098
Inventories	493,394	452,812
Other current assets	323,477	275,367
Property, plant & equipment, net	684,322	617,851
Goodwill	1,648,930	1,649,581
Other intangible assets, net	542,455	560,276
Other assets	301,413	271,921
Total assets	$5,049,781	$4,789,794

Current liabilities	578,516	676,207
Long-term debt	1,656,862	859,376
Deferred income taxes, net	128,027	163,336
Long-term other liabilities	238,603	121,888
Total equity	2,447,773	2,968,987
Total liabilities & equity	$5,049,781	$4,789,794

Full-Year 2007 Earnings Guidance Reconciliation

Estimated 2007 diluted net earnings per share	$1.68 - $1.72
Estimated 2007 adjusted diluted net earnings per share (Non-GAAP)	$1.74 - $1.78	(2)

(2)

St. Jude Medical’s previous earnings guidance for full-year 2007 was $1.72 - $1.77 per diluted share. This annual guidance was provided before the Company recorded the special charge in the second quarter of 2007 related to the settlement of a patent litigation matter that reduced earnings by $0.06 per diluted share. The Company’s above estimated adjusted 2007 diluted net earnings per share (Non-GAAP) of $1.74 - $1.78 excludes the impact of this special charge.